Exhibit 99.1

FROM: SITEL Corporation 7277 World Communications Drive Omaha, NE 68122	CONTACT: Bill Sims, Investor Relations 402-963-6810

FOR IMMEDIATE RELEASE

SITEL Provides Update on Restructuring and Fourth Quarter 2004 Outlook

Omaha, NE—February, 3, 2005—SITEL Corporation (NYSE:SWW), a leading global provider of outsourced customer support services, today outlined actions taken towards its previously announced profit improvement plan and updated its fourth quarter of 2004 outlook.

The fourth quarter of 2004 operating cost reduction charges associated with the previously announced profit improvement plan include: severance for workforce reduction for 170 people of $5.3 million, asset impairment of $1.4 million, lease termination expense of $1.1 million for fourth quarter closures and $1.5 million for previous closures.  These charges combined with the previously announced non-cash goodwill impairment charge of $7.7 million and charges related to an increase in the deferred tax valuation allowance of $11.0 million amount to $28.0 million of total charges being recorded in the fourth quarter of 2004.

The Company continues to believe these initial cost reduction initiatives taken in the fourth quarter of 2004 will reduce operating expenses by $10 million to $14 million on an annualized basis.  Additional charges related to cost reductions associated with the profit improvement plan, including possible additional facility rationalizations, are expected to continue into 2005.

The Company expects to record a net loss of $31.5 million to $33.5 million or a loss of $0.43 to $0.45 per share, including the $28.0 million, or $0.38 per share, of charges being taken in the fourth quarter of 2004.  The Company previously provided an outlook that earnings for the fourth quarter of 2004 would be in a range of $0.01 to $0.03 per share.

The revised fourth quarter of 2004 outlook is principally the result of:

•         The $28.0 million restructuring charge or $0.38 per share, as a result of the ongoing profit improvement plan, the goodwill impairment, and deferred tax valuation allowance,

•         Cost associated with the slower than expected ramp up of volumes from a technology client in North America,

•         Lower than expected call volumes from a telecommunication client,

•         Reduced volumes on two risk management client programs in their pre-charge-off activities,

•         Higher than expected severance and related cost not associated with the restructuring charge,

•         Higher than expected cost of finalizing the implementation of Sarbanes Oxley Section 404 requirements.

The Company expects first quarter of 2005 results to improve from the fourth quarter of 2004.  The Company will announce actual results for its fourth quarter of 2004 and provide an outlook for the first quarter of 2005 after the market closes on February 10, 2005.

Charges taken in the fourth quarter of 2004 related to the profit improvement plan are expected to reduce operating expenses for the first quarter of 2005 by $2 million to $3 million, or $0.03 to $0.04 per share, compared to the fourth quarter of 2004.  In addition, projected increased volumes are also expected to help improve first quarter of 2005 results.  The ongoing profit improvement initiatives described in the Company’s October 27, 2004 announcement, including revenue enhancement initiatives and efficiency improvements, are expected to positively impact first quarter results and combined with continuing cost reductions are expected to improve profitability throughout 2005.

Jim Lynch, Chairman and CEO of SITEL, said:  “We have completed our first phase of cost reductions. With additional planned cost reductions and other margin improvement initiatives, I am confident we will be able to achieve our goal of 4% to 6% operating margins by the end of this year and continue improving operating margins into the future. After three years of industry leading revenue growth, our efforts are to continue to concentrate on revenue growth while having a clear focus on margin improvement to position ourselves for long term value for our shareholders.”

About SITEL

SITEL is a leading global provider of outsourced customer support services. On behalf of many of the world’s leading organizations, SITEL designs and improves customer contact models across its clients’ customer acquisition, retention and development cycles.  SITEL manages approximately two million customer interactions per day via the telephone, e-mail, Internet and traditional mail.   SITEL has over 32,000 employees in 85 global contact centers, utilizing more than 25 languages and dialects to serve customers in 54 countries.     Please visit SITEL’s website at www.sitel.com for further information.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “expects” and “will” and similar expressions in this news release identify forward-looking statements, which speak only as of the date the statement is made.  SITEL assumes no obligation to update any such forward-looking statement.  Although SITEL believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.  Because forward-looking statements involve risks and uncertainties, future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. Important factors that could cause actual results to differ materially from SITEL’s expectations may include, but are not limited to the following: the company’s ability to continue implementing the profit improvement plan according to the timetable and to the extent currently anticipated, possible changes in the size and components of the operating expense reductions, the impact of personnel reductions, the company’s ability to project accurately cost savings and changes from the profit improvement plan, client budgets and plans, delays in approving new contact center initiatives or in moving forward with previously approved initiatives, terms of final contracts to be completed with clients, ability to negotiate contracts on acceptable terms, contract termination provisions, and general economic conditions. SITEL’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission describe other important factors that may impact SITEL’s business, results of operation and financial condition and cause actual results to differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

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